Exhibit 99

Sypris Reports Third Quarter Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 17, 2015--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its third quarter ended October 4, 2015.

HIGHLIGHTS

For the Third Quarter:

  The Company’s gross margin increased to 6.4% of revenue, up sequentially from losses of 0.1% and 8.5% for the second and first quarters of 2015, respectively.
  The Company generated $15.7 million in cash proceeds through transactions involving the sale of its manufacturing assets located in Morganton, North Carolina.
  The Company reported a loss of $0.01 per share, up sequentially from a loss of $0.43 per share for the second quarter, reflecting improved operating performance, lower costs and the gain on the sale of the Morganton assets.
  The Company announced the commissioning its Cyber Range in the Security Operations Center of the Ministry of Home Affairs for Singapore, recognizing $2.0 million of revenue during the quarter.
  Subsequent to quarter end, the Company:
    Secured a new lending facility of $27.0 million, replacing the Company’s previous $8.5 million senior revolving credit facility;
    Received a purchase order from NEC Corporation for the acquisition of a Sypris Cyber Range for use in cyber threat competency evaluation and response training; and
    Entered into a long-term contract with Detroit Diesel Corporation, a subsidiary of Daimler Trucks North America, to supply the Sypris Ultra™ series lightweight axle shaft for use in Detroit™ Axles.
    Announced that it had entered into a long-term contract with Volvo Group North America LLC and Mack Trucks, Inc. for the supply of axle shafts for use on Volvo’s Mack branded axle through 2018.

The Company reported revenue of $38.4 million for the third quarter compared to $90.2 million for the prior year period, reflecting the cessation of our shipments to Dana Holding Corporation as of December 31, 2014. Additionally, the Company reported a net loss of $0.3 million, or $0.01 per share, as compared to a net loss of $1.2 million, or $0.06 per share, for the prior year comparable period.

For the nine months ended October 4, 2015, the Company reported revenue of $116.2 million compared to $267.6 million for the first nine months of 2014. The Company reported a net loss for the nine months ended October 4, 2015 of $21.7 million, or $1.10 per share, as compared to net income of $0.9 million, or $0.04 per diluted share, for the prior year comparable period. The results for the three and nine months ended October 4, 2015 include a gain of $7.7 million from the Morganton sale partially offset by a non-cash charge of $2.4 million to reserve our net deferred tax asset in Mexico.

“Sypris Technologies continued to adjust manpower and overhead expenses to reflect the cessation of shipments to Dana, while optimizing our ability to bring in potential new business,” said Jeffrey T. Gill, president and chief executive officer. “We believe that these adjustments and reduced SG&A spending will make a positive contribution to the Company’s overall financial performance during the remainder of 2015.”

“We previously announced the sale on July 9, 2015 of certain assets used in our manufacturing facility in Morganton, North Carolina, to Meritor Heavy Vehicles Systems, LLC. The Morganton facility was impacted by the loss of the Dana business, leaving the majority of the facility dedicated to Meritor which generated a strategic opportunity for both parties culminating in the sale. The proceeds from the sale were used to reduce the Company’s indebtedness, thereby improving the overall strength of its balance sheet going forward.”

“As we look to the future, we will continue to review alternatives for further improving our margins, business mix and return on assets,” Mr. Gill continued.

Sypris Technologies

Revenue for Sypris Technologies decreased 66.3% to $27.8 million in the third quarter compared to $82.6 million for the prior year period, primarily as a result of the cessation of the Dana business, which represented approximately 59% of our business in the prior year. Gross profit for the quarter was $2.0 million, compared to $9.3 million for the same period in 2014. On a sequential basis, revenue decreased 13% from $32.0 million in the second quarter, while gross profit increased $1.4 million to $2.0 million, from $0.6 million in the second quarter of this year.

Sypris Electronics

Revenue for Sypris Electronics was $10.6 million in the third quarter of 2015 compared to $7.6 million in the prior year period, reflecting the revenue associated with the commissioning of the Cyber Range and an increase in product sales during the quarter. Gross profit for the quarter was $0.5 million, compared to a loss of $1.1 million for the same period in 2014.

Outlook

Mr. Gill added, “We will continue to concentrate on daily execution within both of our businesses. Within Sypris Technologies, our legal dispute with Dana remains unresolved, and since the beginning of 2015, shipments to Dana have been minimal. New program launches and cost reductions are anticipated to have a positive impact on income and cash flow in future periods. Sypris Electronics will continue to face near-term revenue challenges until such time as new programs, products and cyber related services achieve sufficient traction to offset the ongoing defense spending uncertainty.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: our failure to develop and implement plans to mitigate the impact of loss of revenues from Dana or to adequately diversify our revenue sources on a timely basis; the fees, costs and supply of, or access to, debt, equity capital, or other sources of liquidity, including the potentially material costs of our compliance with covenants in, or the potential default under or acceleration of, our new credit facilities; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers; reliance on major customers or suppliers; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; disputes or litigation involving creditor, landlord, lessor, supplier, customer, employee, stockholder, product liability or environmental claims; our ability to successfully develop, launch or sustain new products and programs; dependence on, retention or recruitment of key employees especially in challenging markets; inventory valuation risks including excessive or obsolescent valuations; potential impairments, non-recoverability or write-offs of assets or deferred costs; our inability to successfully complete definitive agreements for our targeted acquisitions due to negative due diligence findings or other factors; declining revenues and backlog in our Sypris Electronics business lines as we attempt to transition from legacy products and services into new market segments and technologies; the costs of compliance with our auditing, regulatory or contractual obligations; our inability to patent or otherwise protect our inventions or other intellectual property from potential competitors; our reliance on third party vendors and sub-suppliers; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; cost and availability of raw materials such as steel, component parts, natural gas or utilities; regulatory actions or sanctions (including FCPA, OSHA and Federal Acquisition Regulations, among others); potential weaknesses in internal controls over financial reporting and enterprise risk management; U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; breakdowns, relocations or major repairs of machinery and equipment; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	October 4,	September 28,
	2015	2014
	(Unaudited)
Revenue	$38,437	$90,204
Net loss	$(274)	$(1,159)
Loss per common share:
Basic	$(0.01)	$(0.06)
Diluted	$(0.01)	$(0.06)
Weighted average shares outstanding:
Basic	19,654	19,612
Diluted	19,654	19,612

	Nine Months Ended
	October 4,	September 28,
	2015	2014
	(Unaudited)
Revenue	$116,202	$267,561
Net (loss) income	$(21,723)	$863
(Loss) income per common share:
Basic	$(1.10)	$0.04
Diluted	(1.10)	0.04
Weighted average shares outstanding:
Basic	19,684	19,564
Diluted	19,684	19,607

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	October 4,	September 28,	October 4,	September 28,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Net revenue:
Industrial Group	$27,824	$82,555	$87,904	$242,104
Electronics Group	10,613	7,649	28,298	25,457
Total net revenue	38,437	90,204	116,202	267,561
Cost of sales:
Industrial Group	25,851	73,256	89,454	210,268
Electronics Group	10,118	8,739	27,471	27,693
Total cost of sales	35,969	81,995	116,925	237,961
Gross profit (loss):
Industrial Group	1,973	9,299	(1,550)	31,836
Electronics Group	495	(1,090)	827	(2,236)
Total gross profit (loss)	2,468	8,209	(723)	29,600
Selling, general and administrative	5,969	8,273	22,414	25,406
Research and development	119	116	647	277
Severance	457	-	1,023	-
Operating (loss) income	(4,077)	(180)	(24,807)	3,917
Interest expense, net	1,783	179	3,271	466
Other income, net	(7,841)	(397)	(8,595)	(850)
Income loss before taxes	1,981	38	(19,483)	4,301
Income tax expense, net	2,255	1,197	2,240	3,438
Net (loss) income	$(274)	$(1,159)	$(21,723)	$863
(Loss) income per common share:
Basic	$(0.01)	$(0.06)	$(1.10)	$0.04
Diluted	$(0.01)	$(0.06)	$(1.10)	$0.04
Dividends declared per common share	$-	$0.02	$-	$0.06
Weighted average shares outstanding:
Basic	19,654	19,612	19,684	19,564
Diluted	19,654	19,612	19,684	19,607

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	October 4,	December 31,
	2015	2014
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$1,773	$7,003
Accounts receivable, net	13,647	47,666
Inventory, net	23,348	29,031
Other current assets	4,829	5,666
Total current assets	43,597	89,366
Property, plant and equipment, net	26,464	37,654
Other assets	2,613	2,661
Total assets	$72,674	$129,681
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$12,821	$39,027
Accrued liabilities	13,022	18,775
Current portion of long-term debt	2,893	17,000
Total current liabilities	28,736	74,802

Note payable - Meritor	3,780	-
Note payable - related party	5,500	-
Long-term debt	3,369	-
Other liabilities	7,532	7,991
Total liabilities	48,917	82,793
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,826,236 shares issued and 20,788,544 outstanding in 2015 and 20,567,735 shares issued and 20,485,043 outstanding in 2014	208	206
Additional paid-in capital	151,952	151,314
Retained deficit	(101,319)	(79,596)
Accumulated other comprehensive loss	(27,083)	(25,035)
Treasury stock, 37,692 and 82,692 shares in 2015 and 2014, respectively	(1)	(1)
Total stockholders’ equity	23,757	46,888
Total liabilities and stockholders’ equity	$72,674	$129,681

Note: The balance sheet at December 31, 2014 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Nine Months Ended
	October 4,	September 28,
	2015	2014
	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(21,723)	$863
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	7,022	7,987
Deferred income taxes	2,436	-
Stock-based compensation expense	717	1,235
Deferred revenue recognized	(4,200)	(6,493)
Deferred loan costs recognized	1,929	58
Gain on the sale of assets	(7,423)	(4)
Provision for excess and obsolete inventory	1,305	897
Other noncash items	(1,478)	(135)
Contributions to pension plans	(315)	(907)
Changes in operating assets and liabilities:
Accounts receivable	23,384	(23,041)
Inventory	2,154	(1,955)
Prepaid expenses and other assets	(4,332)	(835)
Accounts payable	(12,051)	22,993
Accrued and other liabilities	860	5,376
Net cash (used in) provided by operating activities	(11,715)	6,039
Cash flows from investing activities:
Capital expenditures	(1,155)	(4,462)
Proceeds from sale of assets	15,700	8
Net cash provided by (used in) investing activities	14,545	(4,454)
Cash flows from financing activities:
Net change in debt under Credit Facility	(10,738)	1,000
Proceeds from related party note payable	5,500	-
Debt modification costs	(2,335)	-
Common stock repurchases	-	(357)
Indirect repurchase of shares for minimum statutory tax withholdings	(77)	(420)
Cash dividends paid	(410)	(1,225)
Proceeds from issuance of common stock	-	4
Net cash used in financing activities	(8,060)	(998)
Net (decrease) increase in cash and cash equivalents	(5,230)	587
Cash and cash equivalents at beginning of period	7,003	18,674
Cash and cash equivalents at end of period	$1,773	$19,261

CONTACT:
Sypris Solutions, Inc.
Anthony C. Allen, 502-329-2000
Chief Financial Officer